NETAPP, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(As amended, effective as of September 10, 2025 (the “Effective Date”))

NetApp, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

I.
EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section II of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

A.
Type of Award. Prior to the date upon which an Award is to become effective pursuant to this Policy, the Administrator may determine the type of Award or Awards that an Outside Director will receive. Except as provided herein, not all Outside Directors will be required to receive the same type or amount of Awards under this Policy. In the absence of the Administrator making a determination as to the type of Award that is to be granted to an Outside Director under this Policy, the Outside Director will receive his or her Award in the form of Restricted Stock Units (“RSUs”). Any Award granted pursuant to this Policy will be subject to the other terms and conditions of the Plan (or the applicable equity plan in place at the time of grant) and form of Award Agreement previously approved for use under the Plan (or the applicable equity plan in place at the time of grant).
B.
Value. For purposes of this Policy, “Value” means (i) with respect to any Awards of Restricted Stock or RSUs the product of (A) the Fair Market Value of one Share on the grant date of such Award, and (B) the aggregate number of Shares of Restricted Stock or number of Shares subject to or issuable pursuant to the RSUs, and (ii) with respect to any Option, the Black-Scholes option valuation methodology, or such other methodology the Administrator may determine prior to the grant of an Award becoming effective, on the grant date of such Award.
C.
No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Section III.E. below).

II.
GRANTING OF AUTOMATIC AWARDS
A.
Grant of Initial Award. Subject to Section V.B. of this Policy, each individual who is first elected or appointed as an Outside Director shall automatically be granted, on the date that is two business days following such initial election or appointment (the “Initial Grant Date”), an award (the “Initial Award”) of a number of RSUs with a Value of $275,000 (if such election or appointment occurs before February of the applicable Board Year) or with a Value of $137,500 (if such election or appointment occurs after February of the applicable Board Year), rounded down to the nearest whole Share. A “Board Year” shall run from the date of the Annual Stockholders Meeting until the date immediately preceding the next Annual Stockholders Meeting. However, the Outside Director shall not receive any Initial Award if he or she was in the employ of the Company or any of its Subsidiaries or Parents, as applicable during the past three years ending on the date of the election or appointment.

B.
Grant of Annual Awards. Subject to Section V.B. of this Policy, on the date of each Annual

Stockholders Meeting, but after any stockholder votes are taken on such date (the “Annual Award Grant Date”), each Outside Director who is to continue to serve as an Outside Director shall automatically be granted an award (an “Annual Award”) of a number of RSUs with a Value of $275,000 (or, in the case of an Outside Director who serves as the Chairperson of the Board, with a Value of $350,000), rounded down to the nearest whole Share

III.
TERMS OF INITIAL AND ANNUAL AWARDS

A.
Award Agreement. Each Award granted pursuant to this Policy (“Automatic Awards”) shall be evidenced by an Award Agreement in such form as the Administrator shall determine, which complies with the terms specified below.
B.
Automatic Awards.

1
Vesting. Subject to the other provisions of this Policy:

(i)
Initial Award. The RSUs granted pursuant to an Initial Award shall vest upon the Outside Director’s continuous service as a Director through the day immediately preceding the date of the next Annual Stockholders Meeting following the Initial Grant Date.
(ii)
Annual RSUs. The RSUs granted pursuant to an Annual Award shall vest upon the Outside Director’s continuous service as a Director through the day immediately preceding the date of the next Annual Stockholders Meeting following the Annual Award Grant Date.

(iii)
Effect of Cessation of Board Service. If an Outside Director ceases to serve as a Director for any reason other than due to death or Disability, then his or her Automatic Award(s) which are not then vested shall never become vested or paid out and shall be immediately forfeited. If an Outside Director ceases to serve as a Director by reason of death or Disability prior to the vesting of his or her Automatic Award(s), then one hundred percent (100%) of the RSUs shall immediately become vested, and subject to the terms and conditions of any deferral election made pursuant to Section III.B.2 below, payable.

2.
Deferral of Proceeds. The Administrator may, in its discretion, provide an Outside Director with the opportunity to defer the delivery of the proceeds of any vested Automatic Awards that would otherwise be delivered to the Outside Director hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Administrator or its respective authorized designee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”), unless otherwise specifically determined by the Administrator. If an Outside Director elects to defer the proceeds of any vested Automatic Awards in accordance with this Section, payment of the deferred vested Automatic Awards shall be made in accordance with the terms of the deferral election and the Award Agreement evidencing such Award.
C.
Approval of Grants. Board or Compensation Committee approval of this Policy shall constitute pre- approval of each Award made under this Policy on or after the Effective Date, and the subsequent exercise or payment of that Award in accordance with the terms and conditions of this Policy and the Award Agreement evidencing such Award.

D.
Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, with respect to Awards granted to an Outside Director while such individual was an Outside Director, the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as of immediately prior to such Change in Control as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and as to a prorated portion of each Award based on the portion of the applicable performance period that has lapsed through the date of the merger or Change in Control, and all other terms and conditions met as to such prorated portion of such Award, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Outside Director and the Company or any of its Subsidiaries or Parents, as applicable.

E.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split- up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will, if applicable, adjust the number and class of shares of stock issuable pursuant to, and the class and price of shares of stock covered by, the Awards to be granted under this Policy.

IV.
CASH COMPENSATION
A.
Annual Retainer Fee. The Company will pay each Outside Director an annual fee of $75,000 for serving on the Board (the “Annual Fee”).
B.
Chairperson Fee. In addition to the Annual Retainer Fee, the Company will pay the Outside Director who serves as the Chairperson of the Board an annual fee of $75,000 for service as the Chairperson (the “Annual Chairperson Fee”).
C.
Committee Member Retainer Fee. The Company will pay each Outside Director who serves as a member of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee the applicable annual fee for serving as a member of such committee set forth in the table below (the “Annual Committee Member Fee”). The Annual Committee Member Fee for each committee will be:

Committee Annual Committee Member Fee Audit Committee $20,000

Talent and Compensation Committee $15,000

Corporate Governance and Nominating Committee $10,000

D.
Committee Chairperson Retainer Fee. In addition to the Annual Committee Member Fee, the Company will pay each Outside Director who serves as chairperson of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee the applicable annual fee for serving as the chairperson set forth in the table below (the “Annual Committee Chairperson Fee”). The Annual Committee Chairperson Fee for each committee will be:

Committee Annual Committee Chairperson Fee

Audit Committee $30,000

Talent and Compensation Committee $22,500

Corporate Governance and Nominating Committee $15,000

E.
Payments. Each of the Annual Fee, the Annual Chairperson Fee, the Annual Committee Member Fee and the Annual Committee Chairperson Fee will be paid in four equal quarterly installments on a prorated basis by months served during the quarter, with each quarterly payment paid by the last day of the second month of the subsequent quarter. If a Director’s service is terminated by the Company or the Director in the middle of a quarter, the Director shall receive the quarterly payment on a prorated basis by months served during the quarter, with each quarterly payment paid by the 15th of the second month of the subsequent quarter.
V.
MISCELLANEOUS.

A.
Travel Expenses. Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.
B.
Outside Director Limitations. No Outside Director may be paid, issued or granted, in any calendar year, cash retainer fees and Awards (whether settled in cash or stock) with an aggregate value of more than $1,000,000 (with the value of each Award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will be excluded for purposes of the foregoing limits.

C.
Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

D.
Revisions. The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

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